Exhibit 99.1

Vonage Holdings Corp. Reports First Quarter 2011 Results

— Record High Adjusted EBITDA1 of $43 Million —

— Net Income of $21 Million or $0.10 per Share —

— Revenue of $220 Million —

— Debt Reduced by $25 Million; Includes $20 Million of Prepayments —

Holmdel, NJ, May 4, 2011 – Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting individuals through broadband devices worldwide, announced results for the first quarter ended March 31, 2011.

Vonage reported adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $43 million, up from $40 million in the year ago quarter and up from $41 million sequentially. Based on continued strong financial performance, the Company increased adjusted EBITDA guidance for 2011 to at least $165 million from “more than $156 million”.

Income from operations increased to $30 million from $25 million in the year ago quarter and increased from $26 million sequentially.

Vonage generated record high net income of $21 million or $0.10 per share, an improvement from net income of $14 million or $0.07 per share in the first quarter of 2010 and up from a net loss of $42 million or $0.19 sequentially, which included $58 million in one-time adjustments2.

Marc Lefar, Vonage Chief Executive Officer, said, “Vonage continued to deliver strong financial results as we generated record high EBITDA and net income. We improved average revenue per user, reduced costs and continued to deliver on our strategy to penetrate international calling segments. There are more than one million subscribers, representing 43% of our base, on Vonage World.”

“Our strong cash flow enabled us to prepay $20 million in debt; and we expect to make another $30 million in voluntary prepayments by year end, resulting in annual interest savings of nearly $5 million. Combined with scheduled amortization of $20 million, we expect term debt to be $130 million at the end of 2011.”

Gross line additions increased to 175,000, up from 155,000 the prior year and 167,000 sequentially. This is the fourth consecutive quarter of increasing gross line additions. The Company reported 3,000 net line additions during the quarter, up from a loss of 26,000 lines in the year-ago quarter and down from 6,000 net line additions sequentially.

First Quarter Financial and Operating Highlights

Revenue was $220 million, a decrease from $228 million in the year ago quarter primarily due to a $6 million reduction in deferred revenues related to the discontinuation of activation fees. Revenue increased sequentially from $218 million. Average revenue per user (“ARPU”) was $30.45, a decrease from $31.37 in the prior year and up from $30.20 sequentially.

Telephony services ARPU decreased to $30.23 from $30.90 a year ago due primarily to impacts from lower deferred activation revenue. Telephony services ARPU increased sequentially from $29.78 due to improvements in customer mix, lower bad debt and higher Universal Service Fees (“USF”).

Direct cost of telephony services (“COTS”) declined to $60 million from $62 million in the year ago quarter driven by lower domestic termination rates and usage, which more than offset the anticipated increase from international termination resulting from more international callers on Vonage World. On a per line basis, the cost of telephony services decreased to $8.34 from $8.60 in the year ago quarter and increased from $8.06 sequentially driven by the increase in USF pass-through.

Direct cost of goods sold was $11 million, down from $17 million in the year ago quarter and $12 million sequentially as a result of lower device costs. Direct margin3 increased to 68% from 65% in the year ago quarter and was flat sequentially.

Selling, general and administrative (“SG&A”) expense was $58 million, down from $61 million in the year ago quarter and $59 million sequentially.

Pre-marketing operating income (“PMOI”)1, which represents cash generated from the Company’s existing customer base, was $102 million, flat compared to the year ago quarter and up from $100 million sequentially. PMOI per line was $14.17, up from $14.07 in the first quarter of 2010 and $13.93 sequentially.

Marketing expense was $49 million, flat versus the year ago quarter and down from $50 million sequentially. Subscriber line acquisition cost (“SLAC”) declined for the fourth consecutive quarter to $282. This is a decline from $318 in the prior year and $301 sequentially.

Churn decreased to 2.5% from 2.6% in the year ago quarter and, increased sequentially from 2.4%.

Balance Sheet

As of March 31, 2011, cash, cash equivalents and restricted cash totaled $87 million. Unrestricted cash was $80 million. Capital expenditures for the quarter were $5 million. Free cash flow4 was $13 million, up from $3 million sequentially.

Vonage voluntarily prepaid $20 million of its $200 million term debt at par, with $10 million paid in each of the first and second quarters of 2011. The prepayments will result in a reduction of $2 million in annual interest expense (assuming constant LIBOR). These actions plus the payment of $5 million in mandatory amortization in the first quarter reduced total debt outstanding to $175 million. The remaining debt carries an interest rate of 8% plus LIBOR, with a LIBOR floor of 1.75%. This action occurred earlier than the Company’s previously stated objective to make a prepayment by the end of the second quarter of 2011.

In addition to the $20 million prepaid to date, the Company expects to prepay an additional $30 million by year end. Taken together, these prepayments will reduce annual interest expense by nearly $5 million.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).

(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer to Table 5 for a reconciliation to GAAP cash provided by operating activities.

VONAGE HOLDINGS CORP.

TABLE 1. CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$218,230	$224,527
Customer equipment and shipping	1,611	3,424

	219,841	227,951

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,124 and $4,981, respectively)	60,189	62,495
Direct cost of goods sold	11,055	16,647
Selling, general and administrative	58,243	60,787
Marketing	49,404	49,240
Depreciation and amortization	11,066	13,768

	189,957	202,937

Income from operations	29,884	25,014

Other income (expense):
Interest income	42	53
Interest expense	(6,602)	(13,211)
Change in fair value of embedded features within notes payable and stock warrant	(950)	835
(Loss) gain on extinguishment of notes	(593)	1,038
Other (expense) income, net	(2)	103

	(8,105)	(11,182)

Income before income tax (expense) benefit	21,779	13,832

Income tax (expense) benefit	(666)	136

Net Income	$21,113	$13,968

Net Income per common share:
Basic	$0.10	$0.07

Diluted	$0.09	$0.06

Weighted-average common shares outstanding:
Basic	222,162	201,324

Diluted	240,340	221,947

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$17,457	$51,248
Net cash used in investing activities	(3,844)	(31,098)
Net cash used in financing activities	(13,707)	(648)
Capital expenditures, intangible asset purchases and development of software assets	(4,891)	(4,000)

	March 31, 2011	December 31, 2010
	(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$79,655	$78,934
Restricted cash	6,934	7,978
Accounts receivable, net of allowance	15,922	15,207
Inventory, net of allowance	5,704	6,143
Prepaid expenses and other current assets	17,425	17,231
Deferred customer acquisition costs	6,066	7,574
Property and equipment, net	74,131	79,050
Software, net	34,552	35,516
Debt related costs, net	4,764	5,372
Intangible assets, net	3,900	4,186
Other assets	2,664	3,201

Total assets	$251,717	$260,392

Accounts payable and accrued expenses	$109,338	$126,535
Deferred revenue	43,357	45,181
Total notes payable, including current portion, net of discount	178,799	193,004
Capital lease obligations	19,029	19,448
Other liabilities	3,155	5,871

Total liabilities	$353,678	$390,039

Total stockholders’ deficit	$(101,961)	$(129,647)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Gross subscriber line additions	175,388	167,435	154,718
Change in net subscriber lines	3,345	5,848	(25,779)
Subscriber lines (at period end)	2,408,228	2,404,883	2,409,117
Average monthly customer churn	2.5%	2.4%	2.6%
Average monthly revenue per line	$30.45	$30.20	$31.37
Average monthly telephony services revenue per line	$30.23	$29.78	$30.90
Average monthly direct cost of telephony services per line	$8.34	$8.06	$8.60
Marketing costs per gross subscriber line addition	$282	$301	$318
Employees (excluding temporary help) (at period end)	1,126	1,140	1,207
Direct margin as a % of total revenue	67.6%	67.8%	65.3%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED

EBITDA AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Income from operations	$29,884	$25,904	$25,014
Depreciation and amortization	11,066	12,727	13,768
Share-based expense	2,475	2,424	1,018

Adjusted EBITDA	43,425	41,055	39,800
Marketing	49,404	50,352	49,240
Customer equipment and shipping	(1,611)	(3,056)	(3,424)
Direct cost of goods sold	11,055	12,051	16,647

Pre-marketing operating income	$102,273	$100,402	$102,263

As a % of telephony services revenue	46.9%	46.8%	45.5%

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NET INCOME EXCLUDING ADJUSTMENTS

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Net income (loss)	$21,113	$(41,689)	$13,968
Change in fair value of embedded features within notes payable and stock warrant	950	29,782	(835)
(Gain) loss on extinguishment of notes	593	26,531	(1,038)

Net income excluding adjustments	$22,656	$14,624	$12,095

Net income (loss) per common share:
Basic	$0.10	$(0.19)	$0.07

Diluted	$0.09	$(0.19)	$0.06

Weighted-average common shares outstanding:
Basic	222,162	214,586	201,324

Diluted	240,340	214,586	221,947

Net income per common share, excluding adjustments:
Basic	$0.10	$0.07	$0.06

Diluted	$0.09	$0.06	$0.06

Weighted-average common shares outstanding:
Basic	222,162	214,586	201,324

Diluted	240,596	232,290	221,947

VONAGE HOLDINGS CORP.

TABLE 5. FREE CASH FLOW

(Dollars in thousands)

(unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Net cash provided by operating activities	$17,457	$18,858	$51,248

Less:

Capital expenditures	(1,298)	(6,328)	(1,959)
Acquisition and development of software assets	(3,593)	(9,446)	(2,041)

Free cash flow	$12,566	$3,084	$47,248

About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through broadband devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Jen Holzapfel 732.444.2585 jennifer.holzapfel@vonage.com

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), pre-marketing operating income, net income (loss) excluding adjustments, and free cash flow.

Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.

Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

Vonage believes that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as the Company is focused on growing both its revenue and customer base, the Company has chosen to invest significant amounts on its marketing activities to acquire and replace subscribers.

The Company provides information relating to its adjusted EBITDA and pre-marketing operating income so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.

The Company has also excluded from its net income (loss) the change in fair value of embedded features within notes payable and stock warrant and gain (loss) on extinguishment of notes. The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted EBITDA as GAAP income from operations excluding depreciation and amortization and share-based expense.

Vonage defines pre-marketing operating income as GAAP income from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines net income (loss) excluding adjustments, as GAAP net income (loss) excluding the change in fair value of embedded features within notes payable and stock warrant and the gain (loss) on extinguishment of notes.

Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures, intangible assets, and acquisition and development of software assets.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Wednesday, May 4, 2011 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight May 17, 2011, and may be accessed by dialing (800) 642-1687. International callers should dial (706) 645-9291. The replay passcode is: 59178441.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding growth strategy, debt repayment, cash flow, and financial results. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the competition the Company faces; the Company’s ability to adapt to rapid changes in the market for voice and messaging services; the Company’s ability to retain customers and attract new customers; results of pending litigation and intellectual property and other litigation that may be brought against the Company; failure to protect the Company’s trademarks and internally developed software; the Company’s ability to obtain or maintain relevant intellectual property licenses; the Company’s dependence on third party facilities, equipment, systems, and services; system disruptions or flaws in the Company’s technology; fraudulent use of the Company’s name or services; the Company’s ability to maintain data security; results of regulatory inquiries into the Company’s business practices; the Company’s ability to obtain additional financing if required; restrictions in the Company’s debt agreements that may limit the Company’s operating flexibility; any reinstatement of holdbacks by the Company’s vendors; the Company’s dependence on the Company’s customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; increased governmental regulation, currency restrictions, and other restraints and burdensome taxes and risks incident to foreign operations; differences between the Company’s service and traditional phone services, including the Company’s 911 service; the Company’s dependence upon key personnel; the Company’s history of net losses and ability to achieve consistent profitability in the future; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to today.

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